Exhibit 99.1

Date:	April 24, 2018	NEWS RELEASE

Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000
HUBBELL REPORTS FIRST QUARTER RESULTS;
NET SALES OF $991 MILLION AND EARNINGS PER DILUTED SHARE OF $1.05, INCLUDING $0.34 OF ACLARA ACQUISITION-RELATED AND TRANSACTION COSTS (1)

•	Net sales up 16% (acquisitions +13%, organic +3%, FX <+1%)

•	Closed $1.1B acquisition of Aclara Technologies on February 2, 2018

•	Q1 diluted EPS of $1.05; adjusted diluted EPS (1) of $1.39

◦	Adjusted excludes Aclara acquisition-related costs ($0.19), transaction costs ($0.15)

◦	Includes legacy intangible asset amortization ($0.12)

SHELTON, CT. (April 24, 2018) – Hubbell Incorporated (NYSE: HUBB) today reported operating results for the first quarter ended March 31, 2018.
Net sales in the first quarter of 2018 were $991 million, an increase of 16% compared to the $852 million reported in the first quarter of 2017. Operating income in the quarter was $100 million as compared to $108 million in the same period of 2017. Excluding Aclara acquisition-related and transaction costs (which affected only the 2018 period), operating income was $122 million in the first quarter of 2018 (1). Net income attributable to Hubbell in the first quarter of 2018 was $58 million compared to $63 million reported in the comparable period of 2017. Earnings per diluted share for the first quarter of 2018 were $1.05 compared to $1.13 reported in the first quarter of 2017. Excluding Aclara acquisition-related and transaction costs (which affected only the 2018 period), earnings per diluted share were $1.39 in the first quarter of 2018 (1).

Net cash provided from operating activities was neutral in the first quarter of 2018 versus $63 million provided in the comparable period of 2017. Free cash flow (defined as cash flow from operating activities less capital expenditures) was an outflow of $22 million in the first quarter of 2018 versus an inflow of $49 million reported in the comparable period of 2017 (3).

OPERATIONS REVIEW
"Highlights of the first quarter included 3% organic net sales growth; expansion in our Electrical margins, notably in our Lighting business; and the completion of our acquisition of Aclara,” said David G. Nord, Chairman, President and Chief Executive Officer. "Year-over-year trends in the quarter were consistently favorable across our major markets, in line with our expectations. Continued recovery in oil markets and strength in gas distribution complemented growth in electrical Transmission & Distribution markets. In the aggregate, non-residential and residential demand grew as well, although Lighting markets were soft and continued to face price headwind. Industrial volumes were up from prior year as we saw growth in both the light and heavy based businesses.
"Operating margins in the first quarter were significantly impacted by higher material costs across Hubbell. Electrical segment operating margins expanded despite this headwind, negative price in Lighting, and our investment in IoT capabilities. The benefits of productivity exceeding cost increases and incremental volume supported Electrical margins," Mr. Nord commented. "As expected, operating margins in the Power segment declined year-over-year, mostly due to the inclusion of acquisitions, primarily Aclara. Excluding acquisitions, Power segment margins declined approximately 2 points from material costs headwinds.
"In February, we closed the previously announced Aclara acquisition. The integration is on track and the business is performing as anticipated. We've heard positive customer feedback and continue to be excited about the combination of Aclara's technology and strong relationships with Hubbell's broad product portfolio and customer reach.
"Historically, Q1 is seasonally our lowest contributor to free cash flow. This year, free cash flow was also impacted by a working capital investment due to atypically higher sales late in the quarter, as well as unusual items related to the Aclara transaction and tax reform payments."

SEGMENT REVIEW
The comments and year-over-year comparisons in this segment review are based on first quarter results in 2018 and 2017.
Electrical segment net sales in the first quarter of 2018 increased 5% to $618 million compared to $588 million reported in the first quarter of 2017. Organic sales grew 3% in the quarter while acquisitions and foreign currency each added 1%. Operating income was $61 million, or 9.9% of net sales, compared to $53 million, or 9.0% of net sales, in the same period of 2017. The increases in operating income and operating margin were primarily due to productivity in excess of cost increases and higher volume, partially offset by increases in material costs and the ongoing investment in IoT capabilities.
Power segment net sales in the first quarter of 2018 increased 41% to $373 million compared to $265 million reported in the first quarter of 2017. Acquisitions added 38% to net sales in the quarter, while organic sales grew 3%. Operating income was $38 million, or 10.3% of net sales, compared to $55 million, or 20.8% of net sales, in the same period of 2017 (1). Excluding Aclara acquisition-related and transaction costs (which affected only the 2018 period), operating income was $60 million, or 16.2% of net sales, in the first quarter of 2018 (1). Changes in operating income and operating margin were primarily due to the impacts of acquisitions and increases in material costs.

SUMMARY & OUTLOOK

For the full year 2018, Hubbell anticipates end markets will grow approximately 2% to 4% in the aggregate and acquisitions completed to date will contribute approximately 15% to net sales. This end market outlook includes growth in the oil and gas markets of 5% to 7%, compared with 3% to 5% in our prior guidance; expectations for the other markets are unchanged at 2% to 4% growth for residential, Electrical T&D and industrial markets, and 1% to 3% growth for non-residential markets.
The Company continues to expect 2018 reported diluted earnings per share in the range of $6.10 to $6.50 and adjusted diluted earnings per share (“Adjusted EPS”) in the range of $6.95 to $7.35 (1). Adjusted EPS excludes approximately $0.85 of acquisition-related and transaction costs of the Aclara acquisition. The Company believes Adjusted EPS is an insightful measure of underlying financial performance and cash flow generation given the impacts of the Aclara acquisition. These ranges include approximately $0.50 of legacy intangible asset amortization.
The Company continues to expect free cash flow for the year to exceed net income.
Mr. Nord further commented, "As we discussed at our Investor Day last month, we are excited at our prospects for sustainable high-single-digit earnings growth in our base business for 2018 and beyond, plus additional growth from Aclara. We are well positioned to benefit from growth across our end markets with a broad array of reliable product solutions and strong customer relationships, as well as tailwinds from the restructuring actions we've taken over the last three years and inclusion of Aclara and other recent acquisitions into our portfolio. We are focused on execution to overcome price/material cost headwinds and improve our cash flow conversion to create value for employees, customers and shareholders."
CONFERENCE CALL
Hubbell will conduct an earnings conference call to discuss its first quarter 2018 financial results today, April 24, 2018 at 10:00 a.m. ET. A live audio of the conference call will be available and can be accessed by visiting Hubbell's "Investor Relations - Events/Presentations" section of www.hubbell.com. Audio replays of the recorded conference call will be available after the call and can be accessed two hours after the conclusion of the original conference call by calling (855) 859-2056 and using passcode 4897999. The replay will remain available until May 24, 2018 at 11:59 p.m. ET. Audio replays will also be available at the conclusion of the call by visiting www.hubbell.com and selecting "Investors" from the options at the bottom of the page and then "Events/Presentations" from the drop-down menu.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about our expected capital resources, liquidity, financial performance, pension funding, and results of operations and are based on our reasonable current expectations. In addition, all statements regarding the expected financial impact of the Aclara acquisition and integration, restructuring plans and expected associated costs and benefits, and improvement in operating results, anticipated market conditions and productivity initiatives are forward looking. These statements may be identified by the use of forward-looking words or phrases such as “believe”, “expect”, “anticipate”, “intend”, “depend”, “should”, “plan”, “estimated”, “predict”, “could”, “may”, “subject to”, “continues”, “growing”, “prospective”, “forecast”, “projected”, “purport”, “might”, “if”, “contemplate”, “potential”, “pending,” “target”, “goals”, “scheduled”, “will likely be”, and similar words and phrases. Such forward-looking statements are based on the Company's current expectations and involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; expected benefits of productivity improvements and cost reduction actions; pension expense; effects of unfavorable foreign currency exchange rates; the impact of U.S. tax reform legislation; changes in product sales prices and material costs; general economic and business conditions; the impact of and the ability to complete strategic acquisitions and integrate acquired companies including, without limitation, Aclara; the ability to effectively develop and introduce new products, expand into new markets and deploy capital; and other factors described in our Securities and Exchange Commission filings, including the "Business", "Risk Factors", and "Quantitative and Qualitative Disclosures about Market Risk" Sections in the Annual Report on Form 10-K for the year ended December 31, 2017.

About the Company
Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2017 revenues of $3.7 billion, Hubbell Incorporated operates manufacturing facilities in the United States and around the world. The corporate headquarters is located in Shelton, CT.

Contact:

Steve Beers
Hubbell Incorporated
40 Waterview Drive
P.O. Box 1000
Shelton, CT 06484
(475) 882-4000

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HUBBELL INCORPORATED
Condensed Consolidated Statement of Income
(unaudited)
(in millions, except per share amounts)

	Three Months Ended March 31,
	2018	2017
Net sales	$991.2	$852.3
Cost of goods sold	708.3	589.7
Gross profit	282.9	262.6
Selling & administrative expenses	183.3	154.8
Operating income	99.6	107.8
Operating income as a % of Net sales	10.0%	12.6%
Interest expense, net	(17.3)	(11.1)
Other income (expense), net	(6.5)	(5.8)
Total other expense, net	(23.8)	(16.9)
Income before income taxes	75.8	90.9
Provision for income taxes	16.0	27.0
Net income	59.8	63.9
Less: Net income attributable to noncontrolling interest	1.5	1.1
Net income attributable to Hubbell	$58.3	$62.8
Earnings Per Share:
Basic	$1.06	$1.13
Diluted	$1.05	$1.13
Cash dividends per common share	$0.77	$0.70

HUBBELL INCORPORATED
Condensed Consolidated Balance Sheet
(unaudited)
(in millions)

	March 31, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$216.3	$375.0
Short-term investments	15.5	14.5
Accounts receivable, net	704.0	540.3
Inventories, net	714.3	634.7
Other current assets	70.7	39.6
TOTAL CURRENT ASSETS	1,720.8	1,604.1
Property, plant and equipment, net	494.9	458.3
Investments	56.5	57.7
Goodwill	1,760.1	1,089.0
Intangible assets, net	889.5	460.4
Other long-term assets	53.6	51.1
TOTAL ASSETS	$4,975.4	$3,720.6
LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$177.5	$68.1
Accounts payable	374.5	326.5
Accrued salaries, wages and employee benefits	71.0	76.6
Accrued insurance	64.6	60.0
Other accrued liabilities	210.9	174.9
TOTAL CURRENT LIABILITIES	898.5	706.1
Long-term debt	1,903.2	987.1
Other non-current liabilities	495.2	379.5
TOTAL LIABILITIES	3,296.9	2,072.7
Hubbell Shareholders’ Equity	1,662.0	1,634.2
Noncontrolling interest	16.5	13.7
TOTAL EQUITY	1,678.5	1,647.9
TOTAL LIABILITIES AND EQUITY	$4,975.4	$3,720.6

HUBBELL INCORPORATED
Condensed Consolidated Statement of Cash Flows
(unaudited)
(in millions)

	Three Months Ended March 31,
	2018	2017
Cash Flows From Operating Activities
Net income attributable to Hubbell	$58.3	$62.8
Depreciation and amortization	40.0	24.2
Stock-based compensation expense	5.1	4.2
Deferred income taxes	(1.4)	0.7
Accounts receivable, net	(46.9)	(13.1)
Inventories, net	(19.1)	(12.2)
Accounts payable	(0.7)	8.5
Current liabilities	(35.7)	(18.3)
Contributions to defined benefit pension plans	(0.5)	(0.4)
Other, net	0.5	6.5
Net cash (used) provided by operating activities	(0.4)	62.9
Cash Flows From Investing Activities
Capital expenditures	(22.0)	(13.6)
Acquisition of businesses, net of cash acquired	(1,119.4)	(19.2)
Net change in investments	0.7	(0.9)
Other, net	0.9	0.9
Net cash used in investing activities	(1,139.8)	(32.8)
Cash Flows From Financing Activities
Long-term debt issuance, net	947.5	—
Short-term debt borrowings, net	84.5	2.0
Payment of dividends	(42.2)	(38.8)
Repurchase of common shares	—	(52.6)
Other, net	(14.8)	(4.7)
Net cash (used) provided by financing activities	975.0	(94.1)
Effect of foreign exchange rate changes on cash and cash equivalents	6.5	7.4
Decrease in cash and cash equivalents	(158.7)	(56.6)
Cash and cash equivalents
Beginning of period	375.0	437.6
End of period	$216.3	$381.0

HUBBELL INCORPORATED
Earnings Per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended March 31,
	2018	2017	Change
Net income attributable to Hubbell (GAAP measure)	$58.3	$62.8	(7)%
Aclara acquisition-related and transaction costs, net of tax	18.6	—
Adjusted Net Income (1)	$76.9	$62.8	22%

Numerator:
Net income attributable to Hubbell (GAAP measure)	$58.3	$62.8
Less: Earnings allocated to participating securities	(0.2)	(0.2)
Net income available to common shareholders (GAAP measure) [a]	$58.1	$62.6	(7)%

Adjusted Net Income (1)	$76.9	$62.8
Less: Earnings allocated to participating securities	(0.3)	(0.2)
Adjusted net income available to common shareholders (1) [b]	$76.6	$62.6	22%

Denominator:
Average number of common shares outstanding [c]	54.7	55.2
Potential dilutive shares	0.4	0.4
Average number of diluted shares outstanding [d]	55.1	55.6

Earnings per share (GAAP measure):
Basic [a] / [c]	$1.06	$1.13
Diluted [a] / [d]	$1.05	$1.13	(7)%

Adjusted earnings per diluted share (1) [b] / [d]	$1.39	$1.13	23%

HUBBELL INCORPORATED
Segment Information
(unaudited)
(in millions)

Hubbell Incorporated	Three Months Ended March 31,
	2018	2017	Change
Net Sales [a]	$991.2	$852.3	16%

Operating Income
GAAP measure [b]	$99.6	$107.8	(8)%
Aclara acquisition-related and transaction costs	21.9	—
Adjusted operating income (1) [c]	$121.5	$107.8	13%

Operating margin
GAAP measure [b] / [a]	10.0%	12.6%	-260 bps
Adjusted operating margin (1) [c] / [a]	12.3%	12.6%	-30 bps

Electrical segment	Three Months Ended March 31,
	2018	2017	Change
Net Sales [a]	$618.1	$587.5	5%

Operating Income
GAAP measure [b]	$61.2	$52.8	16%
Acquisition-related and transaction costs	—	—
Adjusted operating income (1) [c]	$61.2	$52.8	16%

Operating margin
GAAP measure [b] / [a]	9.9%	9.0%	+90 bps
Adjusted operating margin (1) [c] / [a]	9.9%	9.0%	+90 bps

Power segment	Three Months Ended March 31,
	2018	2017	Change
Net Sales [a]	$373.1	$264.8	41%

Operating Income
GAAP measure [b]	$38.4	$55.0	(30)%
Acquisition-related and transaction costs	21.9	—
Adjusted operating income (1) [c]	$60.3	$55.0	10%

Operating margin
GAAP measure [b] / [a]	10.3%	20.8%	-1050 bps
Adjusted operating margin (1) [c] / [a]	16.2%	20.8%	-460 bps

HUBBELL INCORPORATED
Adjusted EBITDA
(unaudited)
(in millions)

	Three Months Ended March 31,
	2018	2017	Change
Net income	$59.8	$63.9	(6)%
Aclara acquisition-related and transaction costs	21.9	—
Other (income) expense, net and interest income	6.4	5.5
Provision for income taxes	16.0	27.0
Depreciation and amortization	26.1	23.9
Interest expense	17.4	11.4
Subtotal	87.8	67.8
Adjusted EBITDA (1)	$147.6	$131.7	12%

HUBBELL INCORPORATED
Additional Non-GAAP Financial Measures
(unaudited)
(in millions)
Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	March 31, 2018	December 31, 2017
Total Debt	$2,080.7	$1,055.2
Total Hubbell Shareholders’ Equity	1,662.0	1,634.2
Total Capital	$3,742.7	$2,689.4
Total Debt to Total Capital	56%	39%
Less: Cash and Investments	$288.3	$447.2
Net Debt (2)	$1,792.4	$608.0
Net Debt to Total Capital (2)	48%	23%

Free Cash Flow Reconciliation

	Three Months Ended March 31,
	2018	2017
Net cash (used) provided by operating activities	$(0.4)	$62.9
Less: Capital expenditures	(22.0)	(13.6)
Free cash flow (3)	$(22.4)	$49.3

HUBBELL INCORPORATED
Supplementary Earnings Information
(unaudited)
(in millions, except per share amounts)

	Three Months Ended March 31,
	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
Pre-tax
Aclara acquisition-related and transaction costs (a)	$23.5	$7.0	$—	$—	$—
Income tax expense associated with U.S. tax reform	$—	$—	$—	$—	$—
Loss on early extinguishment of debt	$—	$—	$10.1	$—	$—

After-tax
Aclara acquisition-related and transaction costs	$18.6	$6.0	$—	$—	$—
Income tax expense associated with U.S. tax reform	$—	$56.5	$—	$—	$—
Loss on early extinguishment of debt	$—	$—	$6.3	$—	$—

Weighted average diluted shares	55.1	55.0	54.9	55.1	55.6

Per-share amounts
Aclara acquisition-related and transaction costs	$0.34	$0.11	$—	$—	$—
Income tax expense associated with U.S tax reform	$—	$1.02	$—	$—	$—
Loss on early extinguishment of debt	$—	$—	$0.11	$—	$—

Depreciation and amortization
Legacy - Depreciation	$14.2	$13.7	$14.8	$15.3	$13.8
Legacy - Amortization of identifiable intangibles	9.2	8.6	8.9	9.0	8.5
Legacy - Other Amortization	2.2	1.5	1.9	1.9	1.9
Aclara - Depreciation	1.2	—	—	—	—
Aclara - Amortization of identifiable intangibles	13.2	—	—	—	—
Total depreciation and amortization	$40.0	$23.8	$25.6	$26.2	$24.2

(a) Includes the amortization of identified intangible assets, inventory step-up amortization expense and professional services and other fees that are recognized in Operating Income as well as costs associated with bridge financing for the transaction that are recognized in interest expense.

HUBBELL INCORPORATED
Supplementary Earnings Information
(unaudited)
(in millions)

In March 2017, the FASB issued an Accounting Standards Update (ASU 2017-07) relating to the presentation of net periodic pension costs and net periodic post-retirement benefit cost. The new guidance requires the service component of net periodic pension and post-retirement benefit costs to be reported in the same income statement line item as other employee compensation costs, and the other components to be reported outside of operating income. The Company adopted the requirements of the new standard in the first quarter of 2018 and applied the guidance on a retrospective basis, as required by the standard. The impact to our fiscal quarters and year-ended 2017 is shown in the table below (in millions):

	Three Months Ended				Twelve Months Ended
	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2017
Cost of goods sold	$(0.9)	$(0.8)	$(0.8)	$(0.8)	$(3.3)
Selling & administrative expenses	(2.9)	(3.0)	(3.0)	(2.9)	(11.8)
Total operating expenses	(3.8)	(3.8)	(3.8)	(3.7)	(15.1)
Operating income	3.8	3.8	3.8	3.7	15.1
Total other expense	(3.8)	(3.8)	(3.8)	(3.7)	(15.1)
Net income	$—	$—	$—	$—	$—

HUBBELL INCORPORATED
Footnotes

(1) References to "adjusted" operating measures exclude the impact of certain costs. Management believes these adjusted operating measures provide useful information regarding our underlying performance from period to period and an understanding of our results of operations without regard to items we do not consider a component of our core operating performance. Adjusted operating measures include adjusted operating income, adjusted operating margin, adjusted net income, adjusted net income available to common shareholders, adjusted earnings per diluted share, and adjusted EBITDA, which exclude, where applicable.

◦
Aclara acquisition-related and transaction costs, which includes the amortization of identified intangible assets and inventory step-up amortization expense and professional services and other fees that were incurred in connection with the acquisition of Aclara,

◦	The loss on early extinguishment of long-term debt recognized in the third quarter of 2017 from the redemption of all of our $300 million of long-term notes that were scheduled to mature in 2018,

◦	Income tax effects associated with U.S. Tax Reform,

◦	Adjusted EBITDA also excludes the Other income (expense), net caption and interest income, as reported in the condensed consolidated statements of income.

Effective with results of operations reported in the first quarter of 2018, "adjusted" operating measures no longer exclude restructuring and related costs, as these costs and the related savings are expected to return to a more consistent annual run-rate in 2018, and therefore no longer affect the comparability of our underlying performance from period to period. The previously reported 2017 adjusted operating measures have been restated to reflect the change in definition of the adjusted measure.

Each of these adjusted operating measures are non-GAAP measures. Management uses the adjusted measures when assessing the performance of the business. Reconciliations of each of these non-GAAP measures to the most directly comparable GAAP measure can be found in the tables within this press release.

(2) Net debt (defined as total debt less cash and investments) to total capital is a non-GAAP measure that we believe is a useful measure for evaluating the Company's financial leverage and the ability to meet its funding needs.

(3) Free cash flow is a non-GAAP measure that we believe provides useful information regarding the Company's ability to generate cash without reliance on external financing. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and further strengthening the balance sheet.